Exhibit 10.16

AMENDMENT AND CONSENT

This Amendment and Consent (the “Amendment and Consent”) is made and entered into as of August 30, 2012, by and among MARRONE BIO INNOVATIONS, Inc., a Delaware corporation (the “Company”), and the entities executing the signature page(s) hereto (the “Investors”).

WHEREAS, the Investors are parties to that certain Convertible Note Purchase Agreement by and among the Company and holders of the Company’s Convertible Promissory Notes dated March 15, 2012 (the “Note Purchase Agreement”);

WHEREAS, the Investors are holders in interest of at least seventy percent (70%) of the aggregate principal amount of the Notes (as defined in the Note Purchase Agreement) outstanding.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree:

1.	AMENDMENT.

1.1 Section 1(c) of the Note Purchase Agreement is hereby amended by deleting the term “June 15, 2012” in the text thereof and substituting in its stead the term “December 15, 2012.”

1.2 Any Notes issued under the Note Purchase Agreement on or after the date hereof shall be convertible into securities of the Company upon the terms and conditions contained in the form of Note attached hereto as Exhibit A. Any Notes issued under the Note Purchase Agreement on or after the date hereof shall be in substantially the form attached hereto as Exhibit A and the terms “Note” or “Notes” as used in the Note Purchase Agreement shall include all Notes previously issued and any Notes issued on or after the date hereof.

2.	CONSENT.

Pursuant to the terms of the Note Purchase Agreement as amended herein, the Investors and the Company hereby consent to the sale of Notes, up to an aggregate of $10,000,000 including all Notes sold to date, to Mr. Arthur Berndt or any affiliates and/or any other purchasers acceptable to the Company.

3.	GENERAL.

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Note Purchase Agreement. The term “Agreement” as used in the Note Purchase Agreement shall for all purposes refer to the Purchase Agreement as amended by this Amendment and Consent. Except to the extent expressly revised by the terms of this Amendment and Consent, all the terms and conditions of the Note Purchase Agreement remain

1.

in full force and effect. This Amendment and Consent shall be governed by and construed under the laws of the State of California without reference to the choice of law provisions thereof. This Amendment and Consent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment and Consent may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other parties.

[Remainder of page intentionally left blank]

2.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment and Consent as of the date set forth in the first paragraph hereof.

COMPANY:		INVESTORS:

MARRONE BIO INNOVATIONS, INC., a Delaware corporation		SAFFRON HILL VENTURES 2 L.P.

By:	/s/ Pam Marrone	By:	/s/ Ranjeet Bhatia

	Pam Marrone	Name:	Ranjeet Bhatia
	President	Title:	General Partner

STUART MILL VENTURE PARTNERS, L.P.

		By:	/s/ Lawrence A. Hough

		Name:	Lawrence A. Hough
		Title:	Managing Director

INVESTORS:		CGI OPPORTUNITY FUND II, L.P.

NEW ISLAND CAPITAL PRIVATE EQUITY II LP

By:	New Island Capital Private Equity II GP LLC, its General Partner

By:	/s/ Jo Sandlin	By:	/s/ Timothy Fogarty

Name:	Jo Sandlin	Name:	Timothy Fogarty
Title:	Vice President	Title:	Partner

CPV PARTNERS PLEDGE FUND, LP (A-21)		ONE EARTH CAPITAL, LLC.

By:	/s/ Sean P. Schickedanz	By:	/s/ Joseph Hudson

Name:	Sean P. Schickedanz	Name:	Joseph Hudson
Title:	General Partner	Title:	M.D.

MCVP TECHNOLOGY FUND I, LLC

		By:	/s/ Kenichi Kimura

		Name:	Kenichi Kimura
		Title:	Manager / President & CEO : MGI, Inc

Signature Page to Amendment and Consent

1

Exhibit A

to Amendment and Consent

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY AND ISSUABLE PURSUANT TO THE TERMS HEREOF HAVE BEEN AND WILL BE ACQUIRED SOLELY FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH SALE, OFFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.

MARRONE BIO INNOVATIONS, INC.

CONVERTIBLE PROMISSORY NOTE

Note No. [ ]	[ ], 2012

[$            .00]

FOR VALUE RECEIVED, Marrone Bio Innovations, Inc., a Delaware corporation (“Company”) promises to pay to [            ] (“Holder”), or its registered assigns, the principal sum of [$            .00], or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest from the date of this Note (the “Note”) on the unpaid principal balance at a rate equal to ten percent (10.00%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) September 30, 2013 (the “Maturity Date”, which term shall include a later Maturity Date, if the initial Maturity Date is extended as provided in the next paragraph) or (ii) the date when such amounts are made due and payable upon or after the occurrence of an Event of Default (as defined below). This Note is one of a series of promissory notes issued by the Company (the “Bridge Notes”) issued pursuant to the Convertible Note Purchase Agreement dated as of March 15, 2012 (as amended, modified or supplemented, the “Note Purchase Agreement”) between Company and the Investors (as defined in the Note Purchase Agreement).

The Maturity Date of this Note and all Bridge Notes may be extended by six (6) months upon the consent of the Holders of Bridge Notes holding, at such time, at least eighty percent

(80%) of the unpaid principal amount of all Bridge Notes. The Company shall have no right to prepay all or any part of the principal balance of this Note, any interest thereon and any other sums payable hereunder without the consent of the Holders, at such time, of at least a majority of the unpaid principal amount of all Bridge Notes (the “Requisite Holders”). Any payments made by the Company under this Note shall be made on a pro rata basis with payments made under the other Bridge Notes in the series in proportion to the principal amount each such Bridge Note represents in the aggregate principal amount of the Bridge Notes in the series.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of Company under this Note.

(b) “Holder” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(c) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(d) “Transaction Documents” shall mean the Note and the Note Purchase Agreement.

2. Interest. Interest on this Note shall accrue daily and be capitalized quarterly and shall be payable at such time as the outstanding principal amount hereof shall be paid in full.

3. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. Company shall fail to pay (i) any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note or any other Transaction Document on the date due; or

(b) Voluntary Bankruptcy or Insolvency Proceedings. Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated in full or in part, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within one hundred twenty (120) days of commencement; or

(d) Breach of Agreements. The Company’s breach of any representation, warranty, covenant or agreement contained in this Note, the Note Purchase Agreement, any Bridge Note or any other agreement with the Holder, which such breach, in the case of a covenant or agreement that is susceptible to cure, is not cured by the Company within twenty (20) days after written notice thereof given to the Company by the Requisite Holders; or

(e) Acceleration of Other Indebtedness. The acceleration of the maturity of the indebtedness and demand for payment of money borrowed by the Company under any indenture, agreement, undertaking or otherwise, provided the same, if susceptible to cure, is not cured by the Company within twenty (20) days after written notice thereof given to the Company by the Requisite Holders.

4. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default, and upon written notice given to the Company by the Requisite Holders, all outstanding obligations payable by Company hereunder shall become immediately due and payable, without presentment, demand, diligence in collection, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding, and, at the option of the Holder, the conversion provisions of Section 5(e) hereof shall not apply. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

5. Conversion.

(a) Qualified Financing.

(i) Upon the closing of an equity financing of the Company for an aggregate consideration of at least $5,000,000.00 (excluding conversion of the Bridge Notes and other than a Qualified IPO as defined below) (the “Equity Financing”) and in which the Company sells shares of its equity securities (the “Equity Securities”), the principal and interest due on this Note shall be convertible, automatically and without further action by the Holder hereof, into that number of fully paid and nonassessable shares of Equity Securities determined by dividing the unpaid principal amount of this Note and interest due as of the Financing Closing Date (as defined herein) by eighty-five percent (85%) of the per share purchase price of the Equity Securities issued in the Equity Financing. The conversion shall be deemed to have occurred as of the date of such closing or the date of the first closing (after which aggregate consideration of at least $5,000,000 has been received) in a series of closings (the “Financing Closing Date”). The Company shall give the Holder at least ten (10) days prior written notice of the terms and conditions of the proposed Equity Financing and of the proposed Financing Closing Date. As a condition precedent (which may be waived by the Company) to conversion of this Note as provided for in this Section 5(a)(i), the Holder of this Note will be required to execute the definitive stock purchase agreement and such other agreements prepared in connection with the Equity Financing as are usual, reasonable and customary. In any event, upon the conversion of this Note as set forth in this Section 5(a)(i), the Equity Securities, including any warrants or other property or rights associated therewith, received by the Holder shall have identical rights, preferences and privileges as received by investors in the Equity Financing, and shall benefit from identical representations, warranties, covenants and registration rights, if any, of and from the Company as those received by the investors in the Equity Financing.

(ii) Upon the closing of a debt financing of the Company for an aggregate consideration of at least $5,000,000.00 (excluding conversion of the Bridge Notes) (the “Debt Financing”) and in which the Company sells its notes or equivalent, including convertible debt, (the “Debt Securities”), the principal and interest due on this Note shall, subject to the last two sentences of this Section 5(a)(ii), be convertible, automatically and without further action by the Holder hereof into the equivalent dollar amount of Debt Securities issued in the Debt Financing as of the Debt Financing Closing Date (as defined herein). The conversion shall be deemed to have occurred as of the date of such closing or the date of the first closing (after which aggregate consideration of at least $5,000,000 has been received) in a series of closings (the “Debt Financing Closing Date”). The Company shall give the Holder at least ten (10) days prior written notice of the terms and conditions of the proposed Debt Financing and of the proposed Debt Financing Closing Date. As a condition precedent (which may be waived by the Company) to conversion of this Note as provided for in this Section 5(a)(ii), the Holder of this Note will be required to execute the definitive purchase agreement and such other agreements prepared in connection with the Debt Financing as are usual, reasonable and customary. In any event, upon the conversion of this Note as set forth in this Section 5(a)(ii), the Debt Securities received by the Holder shall have identical rights, preferences and privileges as those received by investors in the Debt Financing, and shall benefit from identical representations, warranties, covenants and rights, if any, of and from the Company as those received by the investors in the Debt Financing. Notwithstanding the foregoing, if any Debt Financing is with Point Financial, Inc. (or affiliates or nominees) or Clean Resources Asia Growth Fund, L.P. (or affiliates or nominees) on terms substantially similar to terms contemplated as of the date of the Note Purchase Agreement (either, a “Currently Contemplated Debt Financing”), then this Note will not convert into Debt Securities in such Debt Financing, and if either Currently Contemplated Debt Financing occurs on or prior to June 30, 2012, then this Section 5(a)(ii) will terminate and be of no further force or effect. In addition, and notwithstanding the foregoing, and without limitation on any other conversion provisions hereof, if this Note has a principal value of at least $500,000.00, the Holder shall have the right to decline, exercised by written notice to the Company, conversion into any Debt Financing under this Section 5(a)(ii).

(iii) A “Qualified Financing” as used in this Note and the Note Purchase Agreement shall mean an Equity Financing or a Debt Financing.

(b) Qualified IPO. Upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of the Company (“Common Stock”) for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30,000,000 (the “Qualified IPO”), the principal and interest due on this Note shall be convertible, automatically and without further action by the Holder hereof, into that number of fully paid and nonassessable shares of Common Stock determined by dividing the unpaid principal amount of this Note and interest due as of the closing of the Qualified IPO by eighty percent (80%) of the per share price of the Common Stock sold in the Qualified IPO. The conversion shall be deemed to have occurred as of the date of such closing. As a condition precedent (which may be waived by the Company) to conversion of this Note as provided for in this Section 5(b), the Holder of this Note will be required to execute such agreements and other documents prepared in connection with the Qualified IPO as are customary and executed by other purchasers of Common Stock in the Qualified IPO.

(c) Acquisition of the Company. In the event that, prior to the earlier of (i) the Maturity Date, (ii) the payment in full of all amounts due under this Note, or (iii) the conversion thereof pursuant to any other provisions of this Section 5, there occurs an Acquisition (as defined below) of the Company, the principal and interest due on this Note shall be convertible, at the option of the Holder, into that number of fully paid and nonassessable shares of Common Stock determined by dividing the unpaid principal amount of this Note and interest due as of the Conversion Closing Date (as defined herein) by eighty percent (80%) of the per share price of the Common Stock sold in or otherwise valued in such Acquisition. The conversion shall be deemed to have occurred as of the date immediately prior to the closing of any such Acquisition (the “Conversion Closing Date”) unless the Holder does not elect to convert the Note pursuant to this Section 5(c). The Company shall give the Holder at least ten (10) days prior written notice of the proposed Conversion Closing Date; and the Holder thereupon shall give written notice to the Company within five (5) days thereafter of its decision with respect to its election to convert the Note or to receive payment of the principal and interest thereon, as provided below. Upon the conversion of this Note as set forth in this Section 5(c), the Holder shall be entitled to all benefits obtained by other holders of Common Stock in such Acquisition. In the event the Holder does not elect to convert the Note pursuant to this Section 5(c), then all principal and interest due on this Note shall be paid in full contemporaneously with, or part of and immediately after, the closing of such Acquisition. For purposes of this Agreement, an “Acquisition” of the Company means (i) a sale or transfer of all or substantially all of the Company’s assets, or (ii) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of more that 50% of the outstanding voting power of the Company; provided that a transaction shall not constitute an Acquisition if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) Optional Equity Conversion. Upon the closing of an equity financing of the Company (other than a Qualified IPO) in which the Company sells shares of its equity securities (the “Optional Equity Conversion Securities”), but which financing does not qualify as an Equity Financing pursuant to Section 5(a)(i) (the “Optional Equity Financing”), the principal and interest due on this Note shall be convertible, at the option of the Holder, into that number of fully paid and nonassessable shares of Optional Equity Conversion Securities determined by dividing the unpaid principal amount of this Note and interest due as of the Optional Equity

Financing Closing Date (as defined herein) by the per share purchase price of the Optional Equity Conversion Securities issued in the Optional Equity Financing. The conversion shall be deemed to have occurred as of the date of such closing or the date of the first closing in a series of closings (the “Optional Equity Financing Closing Date”). The Company shall give the Holder at least ten (10) days prior written notice of the terms and conditions of the proposed Optional Equity Financing and of the proposed Optional Equity Financing Closing Date. As a condition precedent (which may be waived by the Company) to conversion of this Note as provided for in this Section 5(d), the Holder of this Note will be required to execute the definitive stock purchase agreement and such other agreements prepared in connection with the Optional Equity Financing as are usual, reasonable and customary. In any event, upon the conversion of this Note as set forth in this Section 5(d), the Optional Equity Conversion Securities, including any warrants or other property or rights associated therewith, received by the Holder shall have identical rights, preferences and privileges as received by investors in the Optional Equity Financing, and shall benefit from identical representations, warranties, covenants and registration rights, if any, of and from the Company as those received by the investors in the Optional Equity Financing. Notwithstanding the foregoing, the option to convert contained in this Section 5(d) shall not apply to any issuance of securities listed in Section 4.6(a) of the Second Amended and Restated Investor Rights Agreement dated as of March 5, 2010 (as amended, the “IRA”) between Company and the Investors and Founders (as defined therein) to which the rights of first refusal set forth in Section 4 of the IRA do not apply.

(e) Maturity. Upon the Maturity Date (including any extension thereof as provide in this Note), the principal and interest due on this Note shall be convertible, automatically and without further action by the Holder hereof, into that number of fully paid and nonassessable shares of Preferred Securities (as defined herein) determined by dividing the unpaid principal amount of this Note and interest due as of the Maturity Date by (A) if the Company has raised gross proceeds, in one or more closings, of at least $10,000,000.00 via any financing instrument or facility (excluding conversion of the Bridge Notes) on or prior to June 30, 2012 (the “Triggering Financing”), $2.50 per share; or (B) if the Triggering Financing has not occurred, $1.6940152 per share. As a condition precedent (which may be waived by the Company) to conversion of this Note as provided for in this Section 5(e), the Holder of this Note will be required to execute a definitive stock purchase agreement and such other agreements as are usual, reasonable and customary. In any event, upon the conversion of this Note as set forth in this Section 5(e), the Preferred Securities received by the Holder shall have substantially similar rights, preferences and privileges, and shall benefit from substantially similar representations, warranties, covenants and registration rights, if any, of and from the Company as those received by holders of the Company’s Series C Preferred Stock. The term “Preferred Securities” as used herein shall mean a new series of Preferred Stock of the Company to be authorized and issued immediately prior to the Maturity Date in the event the Triggering Financing occurs on or prior to June 30, 2012 and shall mean the Company’s Series C Preferred Stock if the Triggering Financing has not occurred.

(f) Issuance of Securities on Conversion. As soon as practicable after conversion of this Note, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder of this Note, a certificate or certificates representing the number of fully paid and nonassessable shares of the Company’s capital stock or debt instruments to which Holder shall be entitled on such conversion. No fractional shares will be issued upon conversion of this Note.

If Holder would otherwise be entitled to a fractional share, Holder shall receive a cash payment equal to the appropriate conversion price multiplied by the fractional share Holder would otherwise be entitled to receive. The Holder agrees to surrender this Note to the Company for cancellation as soon as is practicable following conversion of this Note.

(g) Authorization and Reservation of Shares. The Company agrees that, no later than such time as the Note is convertible into equity securities of the Company under the terms of this Agreement, the Company will authorize and at all times thereafter have authorized and in reserve, and will keep available solely for delivery upon the conversion of the Note, (i) Preferred Stock as from time to time shall be receivable upon the conversion of the Note and (ii) common stock of the Company issuable upon the conversion of such Preferred Stock, free and clear of all restrictions on issuance, sale or transfer other than those imposed by law and free and clear of all pre-emptive rights. The Company agrees that the shares for which the Note may be exercised shall, at the time of such delivery upon due exercise, be validly issued and outstanding, fully paid and non-assessable.

6. Successors and Assigns. Subject to the restrictions on transfer described in Section 8 below, the rights and obligations of Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Company and the holders of at least seventy percent (70%) of the aggregate principal amount of the Bridge Notes then outstanding. The Company as maker of this Note waives presentment, demand, diligence in collection, protest and notice of dishonor and protest.

8. Assignment by Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Holder except in connection with an assignment in whole to a successor corporation to Company, provided that such successor corporation acquires all or substantially all of Company’s property and assets and Holder’s rights hereunder are not impaired.

9. Treatment of Note. To the extent permitted by generally accepted accounting principles, Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

10. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be sent to the party to be notified (and, if to the Company, with a copy to Clifford S. Robbins, Esq., GCA Law Partners LLP, 1891 Landings Drive, Mountain View, California 94043, facsimile: (650) 428-3901; and (ii) if to be sent to an Investor, with a copy to

Michael J. Goldberg., Casner & Edwards, LLP, 303 Congress Street, Boston, MA 02210, facsimile: (617) 426-8810) at the address as set forth, if to the Holder, in the Note Purchase Agreement or on the register maintained by the Company, and if to the Company, at the address of its principal corporate offices (Attn: President), or at such other address as a party may designate by notice to the other party in accordance with this Section 10.

11. Payment and Enforcement. Payment shall be made in lawful tender of the United States. In the event Holder is required to take legal action for the purpose of enforcing its rights under this Note, the Holder shall be entitled to recover its reasonable costs and expenses relating thereto, including reasonable attorneys fees.

12. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

13. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

MARRONE BIO INNOVATIONS, INC. a Delaware corporation

By:
Pam Marrone President